Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

Thomas Group Announces First Quarter 2008 Results
And Earnings Conference Call

Irving, Texas – April 29, 2008 – Thomas Group, Inc. (NasdaqGM:TGIS), a leading operations and process improvement firm, today announced first quarter 2008 net income of $0.4 million, or $0.03 per diluted share, on revenues of $12.4 million, compared to $1.8 million, or $0.16 per diluted share, on revenues of $14.9 million in the first quarter of 2007.

Earle Steinberg, President and CEO, stated: “The first quarter of 2008 was a challenging one for us. While revenue for our commercial business was up slightly compared to Q1 of 2007, our government business was down by 31% over the same period. Additionally, the first of our two large contracts with the US Navy ended on March 31, and the second will end at the end of April.

“During the first quarter, we clearly did not respond quickly or broadly enough to the decline in our government business or to the disappointing results of our efforts to grow the commercial business rapidly.

“We feel that we have learned important lessons from our first quarter performance and have begun refreshing our pipeline while we also started to implement our plan for the rebuilding of our business. In the meantime, we expect several challenging quarters ahead until our recovery is complete.

“We have an aggressive but reasonable plan to rebuild Thomas Group. We also believe we have the financial resources to execute our plan at a pace that will ensure long-term success. We believe that we will be able, as we implement our plan, to address the issues that have resulted in previous cycles of boom and bust in our company.

“This has been an interesting and exciting first five weeks as CEO. I look forward to the challenge of rebuilding Thomas Group and growing it into a successful and prosperous professional services firm.”

First Quarter 2008 Financial Performance

Revenue

Revenue for the first quarter of 2008 decreased $2.5 million, or 17%, to $12.4 million from $14.9 million in the first quarter of 2007.  Revenue from US government clients was $9.1 million, or 74% of revenue, in the first quarter of 2008, compared to $13.3 million, or 90% of revenue, in the first quarter 2007. Revenue from commercial clients was $2.9 million, or 23% of revenue, in the first quarter of 2008, compared to $1.4 million, or 9% of revenue, in the first quarter of 2007. Reimbursement of expenses was $0.4 million, or 3% of revenue in the first quarter of 2008, compared to $0.2 million, or 1% of revenue, in the first quarter of 2007.

Gross Margins

Gross profit margins for the first quarter of 2008 were 48%, compared to 50% for the first quarter 2007. The small drop in first quarter margins is related to the continued slowdown of our government programs in the first quarter of 2008.

Selling, General & Administrative (SG&A)

SG&A costs for the first quarter of 2008 were $5.5 million, compared to $4.7 million in the first quarter of 2007. The $0.8 million increase is primarily related to a $0.7 million increase in salaries and recruiting costs, a $0.4 million increase in bad debt allowance, and a $0.1 million increase in stock based compensation, offset by a $0.4 million decrease in professional expenses related primarily to the review of our historical stock option practices in the first quarter of 2007.

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Working Capital and Cash Flow

Working capital increased to $20.2 million at March 31, 2008 from $19.3 million at December 31, 2007, primarily due to increases in cash balances as the result of accounts receivable collections.

For the first quarter of 2008, the net change in cash was a net increase of $2.5 million, compared to a net increase of $4.1 million for the first quarter of 2007. For the first quarter 2008, net cash provided by operating activities was $3.5 million, compared to $5.8 million for the first quarter of 2007. This is primarily due to the difference in the collection of accounts receivable balances during the first quarter of 2007, compared to that of this year. There were no investing activities in the first quarter of 2008. In the first quarter of 2007, the $616,000 of net cash used for investing activities consisted primarily of improvements to our training facility located inside the Irving, TX office.  Cash used for financing activities for the first quarter of 2008 and 2007 was $1.1 million related to the payment of dividends.

Business Development and Backlog

As we previously announced, we were not renewed as a provider under the new Fleet Readiness Enterprise contracting vehicle for the US Navy beyond April 2008. There can be no assurances when we will be able to replace these revenues. Given the loss of this contract, we anticipate an operating loss until we are able to develop sufficient business to replace it. We have put in place a plan to return to profitability and growth, and as previously announced we have aggressively cut expenses in order to minimize the loss and to make it easier to achieve profitability, but we are unable to predict the timing of this outcome.

At the present time, we feel that our working capital will be sufficient to fund our operations through this downturn.  Of course, there can be no assurance that this will be the case. Despite the challenges we face, we continue to be enthusiastic about the future of the Thomas Group, and its prospects, including its return to profitability.

Many of our commercial contracts provide for relatively short cancellation periods, even though the contract period may be longer term, and we typically have add-on contracts. With the loss of the Fleet Readiness Enterprise contact referenced above, and our future emphasis on commercial as well as government contracting, we no longer feel that backlog is a representative number for predicting future revenues. Thus, we have discontinued reporting this number as well as bookings. However, had we reported these numbers for this quarter, we would have reported a substantially lower figures as compared to December 31, 2007 as reflected by both the loss of the Fleet Readiness Enterprise contract and other contract terminations.

Earnings Conference Call

We would like to invite you to participate in a conference call with the senior management of Thomas Group, Inc. to discuss the earnings for first quarter 2008.

Tuesday, April 29, 2008

10:00 a.m. CDT, 11:00 a.m. EDT

To participate in the conference call, please call 800-351-6808 from the U.S. or 334-323-7224 from outside the U.S. The event’s passcode is 393837. Although interactive participation in the call will be limited to investment professionals, any interested party may listen to a live broadcast of the call via the internet by logging on to:

http://www.vcall.com/IC/CEPage.asp?ID=126196

Interested persons are encouraged to log on to the website approximately 15 minutes prior to the designated start time in case they need to download any software.  Webcast replay is available until 4/29/2009. Approximately one hour after the earnings conference call, a playback of the conference call will be available for thirty days. To listen to the call, U.S. callers may call 877-919-4059 and international callers may call 334-323-7226. The Conference Call Replay Pass Code is 73603251. Playback options: press 1 to begin; 4 to rewind 30 seconds; 5 to pause; 6 to fast forward 30 seconds; 0 for instructions; 9 to exit.

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Contact:	Earle Steinberg, President and Chief Executive Officer
972.869.3400
esteinberg@thomasgroup.com
http://www.thomasgroup.com

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About Thomas Group

Thomas Group, Inc. (NasdaqGM:TGIS) is an international, publicly-traded professional services firm specializing in operational improvements. Thomas Group’s unique brand of process improvement and performance management services enable businesses to enhance operations, improve productivity and quality, reduce costs, generate cash and drive higher profitability. Known for Breakthrough Process Performance, Thomas Group creates and implements customized improvement strategies for sustained performance improvements in all facets of the business enterprise. Thomas Group has offices in Dallas and Detroit. For more information, please visit www.thomasgroup.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act:

Any statements in this release that are not strictly historical statements, including statements about our beliefs and expectations, are “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements, including general economic and business conditions that may impact clients and the Company’s revenues, timing and awarding of customer contracts, revenue recognition, competition and cost factors as well as other factors detailed from time to time in the Company’s filings with the Securities and Exchange Commission, including the Company’s Form 10-K for the year ended December 31, 2007.  These forward-looking statements may be identified by words such as “anticipate,” “expect,” “suggests,” “plan,” “believe,” “intend,” “estimates,” “targets,” “projects,” “could,” “should,” “may,” “would,” “continue,” “forecast,” and other similar expressions. These forward-looking statements speak only as of the date of this release. Except as required by law, the Company expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

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THOMAS GROUP, INC.

Selected Consolidated Financial Data

(Amounts stated in thousands, except per share amounts)

(Unaudited)

	Three Months Ended March 31,
	2008	2007

Consulting revenue before reimbursements	$12,040	$14,683
Reimbursements	398	223
Total revenue	12,438	14,906
Cost of sales before reimbursable expenses	6,047	7,198
Reimbursable expenses	398	223
Total cost of sales	6,445	7,421
Gross profit	5,993	7,485
Selling, general and administrative	5,531	4,661
Operating income	462	2,824
Interest income, net	119	104
Income from operations before income taxes	581	2,928
Income tax expense	216	1,130
Net income	365	1,798
Earnings per share:
Basic	$0.03	$0.16
Diluted	$0.03	$0.16
Weighted average shares:
Basic	11,073	10,937
Diluted	11,120	11,225

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THOMAS GROUP, INC.

Selected Consolidated Financial Data

(Amounts stated in thousands)

Selected Geographical Revenue Data

(Unaudited)

	Three Months Ended March 31,
	2008	2007

North America	$11,695	$14,906
Europe	743	—
Asia/Pacific	—	—
Total Revenue	$12,438	$14,906

Selected Balance Sheet Data

	March 31, 2008	December 31, 2007
	(Unaudited)
Cash	$14,456	$11,990
Trade accounts receivables	7,106	9,487
Total current assets	23,654	23,480
Total assets	25,991	25,939
Total current liabilities	3,447	4,157
Total liabilities	3,677	4,395
Total stockholders’ equity	22,314	21,544

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